                              [DRAGON CAPITAL LOGO]

December 17, 2004

OLYMPUS PACIFIC MINERALS INC.
Suite 500
10 King Street East
Toronto, Ontario
M5C 1C3

ATTENTION:   MR. JOSEPH J. BAYLIS
             PRESIDENT & CHIEF EXECUTIVE OFFICER

Dear Sirs:

RE: OFFER OF EQUITY AND DEBT FINANCING

Dragon Capital Markets Limited ("Dragon") hereby submits for your review and acceptance this offer to arrange debt financing in the amount set out in paragraph 2 below (the "Loan") and equity financing (the "Equity Financing") of up to 12.7 million common shares of Olympus Pacific Minerals Inc. ("Olympus") at a price of CDN$0.40 per common share, subject to the Over-allotment Option (as defined below) (collectively, the "Commitment"). The purpose of the Commitment is to finance the development, including the procurement of machinery and equipment, by Bong Mieu Gold Mining Company Ltd. ("Bogomin" or the "Borrower")
in order for Bogomin to commence commercial production of the Ho Gan deposit of the Bong Mieu Gold Project, located some 80 kilometres south of the port city of
Danang, Vietnam ("Bong Mieu"). Bogomin is a joint venture company established under the Foreign Investment Law of Vietnam in which Olympus owns an 80%
interest. Proceeds of the Loan will be used by Bogomin alone but proceeds of the
Equity Financing will also be used for the continued exploration and development of Olympus's Phuoc Son and Bong Mieu properties and for general corporate purposes.

1.   BORROWER/LENDER

Bogomin will be the Borrower. Olympus will provide an unconditional guarantee of
Bogomin's obligations that is in form and substance satisfactory to the Lenders, as defined below.

The Loan will be made by Vietnam Enterprises Investments Limited and Vietnam
Growth Fund Limited, each of which are Cayman Island companies managed by related parties of Dragon and each of which will lend, through loan agreements which are on substantially the same terms and conditions and in a form acceptable to the parties (the "Loan Agreements"), half of the amount of the
Loan; provided however that if Dragon so decides, the Loan will be made by a third party nominated by Dragon (the entities making the Loan are hereinafter referred to as the "Lenders"). This letter binds Dragon but does not bind
Vietnam Enterprises Investments Limited or Vietnam Growth Fund Limited or any
such third party.

2.   AMOUNT OF LOAN

Two million US dollars (US$2,000,000), plus an additional amount equal to the pre-paid interest on the sum of US$2,000,000. The amount of the pre-paid interest will be determined as soon as the repayment instalments are known and in any event before the signing of the Loan Agreements

3.   INTEREST RATE

The interest rate (the "Interest Rate") shall be set at 8.5% per annum calculated daily on the basis of the actual number of days elapsed in a year of
360 days, as the case may be. The Borrower shall prepay on the date of advancement of the Loan (the "Advance Date") the entire amount of interest due on the outstanding indebtness from time to time from the Advance Date to the
Maturity Date (as defined below).

4.   TERM

Two (2) years commencing on the Advance Date and ending on the final day of the said period (the "Maturity Date").

5.   REPAYMENT AND INSTALMENTS

The Loan shall be repaid in instalments of principal in amounts set out in the
Loan Agreements, with the first payment not being due prior to the sixth month following the Advance Date. Upon the Maturity Date, the remaining principal balance of the Loan and all other amounts due and owing by the Borrower to the
Lenders pursuant to the Loan, if any, shall become immediately due and payable.

6.   METHOD OF PAYMENT OF INSTALMENTS

During the Term the Borrower shall make payment to the Lenders by wire transfer to the bank accounts set out in the Loan Agreements.

7.   SECURITY

Security for the Loan shall consist of the following:

1.   Assignment or pledge in favour of the Lenders or their security agent of
     Bogomin's right, title and interest in and to the Refining Contract(s) with one or two refiners (the "Refiners") that are listed on The Good Delivery
     List of Acceptable Refiners of the London Bullion Market Association
     ("LBMA"). Pursuant to these Refining Contracts, Bogomin will contract the
     Refiners to refine the dore gold into LBMA good delivery bars ("Good
     Delivery Bars") and to warehouse the Good Delivery Bars on behalf of
     Bogomin until such bars are sold by instruction of the Lenders' security agent (acting on the Borrower's instructions).

2.   Notice of Assignment or Pledge issued by Bogomin to the refiner(s), duly acknowledged in writing by such refiner(s).

3.   Charge executed by Bogomin in favour of the Lenders and their security agent over an offshore Collection Account (as defined below), or, if State
     Bank of Vietnam approval for such offshore bank account is not received by before a date determined by the Lenders in their discretion, then a pledge over an onshore Collection Account.

4.   Pledge over Bogomin's inventory and equipment and, if so requested by the
     Lenders' security agent (the "Security Agent"). Bogomin shall also provide floating charges in respect of the dore shipped to the Refiners and the
     Good Delivery Bars.

5.   Agency Agreement between Bogomin and the Security Agent. In this agreement,
     Bogomin shall, during the Term, (i) direct the Security Agent on when and to whom to sell the Good Delivery Bars, (ii) empower the Security Agent to enter into the contract for sale, which shall contain a clause that requires all invoices raised under such contract to be expressed to be payable into a designated US dollar bank account (the "Collection
     Account"); and (iii) to take such other steps as may be necessary or desirable to ensure the deposit of the proceeds from all sales of Good
     Delivery Bars into the Collection Account. At this point in time, we would expect a Dragon Capital company to act as the Security Agent.

6.   Bank accounts:

     (a) The Lenders, Bogomin and the bank holding the Collection Account will enter into a trustee paying agreement or similar agreement pursuant to which the bank, out of the revenues received form the sale of the Good
     Delivery Bars, will make payments in the following order: (i) the bank will first pay Bogomin's operating costs at the following rates: (A) during the first month after the commencement of the sale of the Good Delivery

     Bars, operating costs (including royalties and taxes) shall be paid at the rates provided in the technical report dated November 30, 2004 prepared by
     Micon International Limited ("Operating Costs"); and (B) after the first month following the commencement of the sale of the Good Delivery Bars,
     Bogomin's actual Operating Costs provided, however that if an amount will remain in the Collection Account sufficient to pay the next principal;
     repayment instalment under the Loan, then funds not to exceed $560,000 U.S.
     may be withdrawn by Bogomin to fund the expansion from 500 to 800 tonnes per day; (ii) 100% of the remainder shall remain in the Collection Account until there are sufficient amounts in the Collection Account to make the next scheduled payment; (iii) 70% of the remainder shall remain in the
     Collection Account up until the point at which the amount in the Collection
     Account equals he remaining outstanding principal amount of the Loan; (iv)
     the balance shall be paid to the Lenders out of the Collection Account, any money remaining in the Collection Account shall be paid to Bogomin.

     (b) Any funds in the Collection Account that exceed the remaining outstanding principal amount of the Loan shall be promptly paid to Bogomin.

     (c) In the event that Bogomin cannot obtain State Bank approval of the offshore account on a timely basis (as determined by the Lenders in their discretion) then the Collection Account shall be in Vietnam.

     (d) Each amount form time to time standing to the credit of Collection
     Account shall bear interest at the rate offered by the bank, and such interest shall be for the account of Bogomin.

8.   CONDITIONS FOR ADVANCE

Subject to the other provisions of this Commitment, the obligation to advance the Loan (by way of single advance unless otherwise indicated, such advance hereinafter the "Advance") shall be conditional upon the following:

     (a) execution by the Borrower and the Lenders of the Loan Agreements;

     (b) execution by the Borrower and delivery to the Lenders of the promissory notes (the "Notes) in the total amount of the Loan, which Notes shall substantially be in the form set out as Schedule "A" to the Loan
     Agreements;

     (c) the delivery to the Lenders of a document describing the Borrower's
     Environmental and Social Management System, which condition will be satisfied by the delivery of the Lenders of the EIA completed by Kingett
     Mitchell Limited;

     (d) Olympus and Bogomin having received all necessary regulatory approvals for the Loan and Guarantee and the Equity Financing and the transaction contemplated therein including, without limitation, registration of the
     Loan with the State Bank of Vietnam;

     (e) Bogomin having received all necessary regulatory approvals, licenses and consents for the Loan, including, without limitation, registration of the Loan with the State Bank of Vietnam;

     (f) Bogomin having received State Bank approval to open the Collection
     Account outside Vietnam. In the event that Bogomin cannot obtain State Bank approval of the off-shore account on a timely basis (as determined by the
     Lenders in their discretion), then the Collection Account shall be in
     Vietnam;

     (g) Execution by the Borrower, the Lenders and the appointed bank of the
     Trustee Paying Agreement (or onshore equivalent);

     (h) Bogomin having opened the Collection Account pursuant to an agreement satisfactory to the Lenders;

     (i) A Charge or Pledge has been granted over Bogomin's inventory and equipment, the Collection Account, and, if requested by the Lenders, the dore and the Good Delivery Bars in favour of the Lenders;

     (j) Bogomin shall have entered into an Agency Agreement with the Security
     Agent in form and substance satisfactory to the Lenders;

     (k) Certified copies of appropriate board resolutions, powers of attorney or other empowering authority of Bogomin to enter into and perform its obligations under all the financing documents;

     (l) Olympus will have provided a guarantee of Bogomin's obligations that is in form and substance satisfactory to the Lenders;

     (m) All representations and warranties contained in the Loan Agreements shall be true on and as of the Advance Date with the same effect as if such representations and warranties had been made on and as of the Advance Date;
     and

     (n) Neither Olympus nor the Borrower shall be in default of any provisions of this Commitment. Without limiting the preceding sentence, Olympus shall have sold at least 12.7 million common shares pursuant to the Equity
     Financing.

In addition, the Borrower undertakes to (i) enter into an assignment or pledge in favour of the Lenders or their security agent of its right, title and interest in and to the Refining Contract(s), in a form acceptable to the
Lenders, within 14 days after the date of such contract; and (ii) to obtain an acknowledgement of the same from the refiners as soon as possible thereafter.

For greater certainty, in the even that one or more of the above conditions are not satisfied n or before 1 April 2005, for reasons caused by the act or omission of the Borrower, then the Lenders may, in their sole and absolute discretion, either waive such condition or terminate their obligations pursuant to their respective Loan Agreements. Notwithstanding the preceding sentence, neither Lender shall be entitled to terminate its obligations pursuant to its
Loan Agreement until it has given notice to the Borrower indicating the reason(s) for termination and afforded the Borrower ten (10) days within which to address and eliminate such reason(s), failing which such Lender's obligations pursuant to its Loan Agreement shall be terminated. In the event that one or more of the above conditions are not satisfied on or before 1 April 2005, for reasons not caused by the act or omission of the Borrower, then either Lender may, in its sole and absolute discretion, terminate its Loan Agreement. The
Borrower's obligation to draw down the Loan shall be subject to satisfaction of the conditions set out in paragraphs (a) and (d) above, and the prior closing by
Olympus and Dragons of the Equity Financing for not less than 12.7 million common shares of Olympus.

9.   DISBURSEMENT DATE

It is currently anticipated that the Advance will occur on April 1, 2005. In any case, the Advance will not occur prior to February 1, 2005. In the event that funding conditions under the Loan Agreements have not been satisfied, for any reason whatsoever (except for a reason caused by the act or omission of the
Lenders), on or before April 1, 2005, then either Lender may, at any time thereafter, in its sole and absolute discretion, terminate its obligations pursuant to its Loan Agreement. Either Lender may, in its sole and absolute discretion and from time to time, extend the last-mentioned date but not beyond
April 30, 2005. Notwithstanding any such extension(s) time shall continue to remain of the essence pursuant to this Commitment and all other terms and conditions hereunder shall remain unamended.

10.  PREPAYMENT PRIOR TO MATURITY

The Borrower shall have the right at any time to prepay the Loan, in whole or in part, without the Lender's consent and without notice, penalty or bonus (except that there shall be no reimbursement of any pre-paid interest).

11.  COSTS, FEES AND EXPENSES

The Borrower shall have the right at any time to prepay the Loan, in whole or in part, without the Lender's consent and without notice, penalty or bonus (except that there shall be no reimbursement of any pre-paid interest).

12.  ARRANGEMENT OF EQUITY FINANCING

Dragon shall use its best efforts to arrange an equity financing of 12.7 million common shares of Olympus at a price of CDN$0.40 per common share, which financing shall close on or about December 31, 2004 or such other date or dates as may be agreed between the parties Vietnam Enterprise Investments Limited, a fund managed by an affiliate of Dragon, and Vietnam Growth Fund Limited, another fund managed by a separate affiliate of Dragon, have executed subscription agreements to subscribe for a total of 10.7 million common shares of the 12.7 million being offered, provided that the 10.7 million common shares contemplated above will be reduced to the extent necessary to ensure that Dragon, Vietnam
Enterprise Investments Limited, Vietnam Growth Fund Limited and any other Dragon affiliates (as defined under the applicable securities law of Canada) do not as a group hold more than 19.9% of the issued and outstanding shares of Olympus on completion of the equity financing.

The parties agree that the equity financing for the above 12.7 million common shares will be completed at one closing, which is expected to be on or about
December 31, 2004, subject to agreement between the parties to extend such date, if necessary.

13.  OVER-ALLOTMENT OPTION

Dragon shall have the option, exercisable at any time up to 30 days following the closing date of the Equity Financing, contemplated in paragraph 12 above, expected to be not later than December 31, 2004, to arrange for the sale of up to an additional 3 million common shares of Olympus at a price of CDN$0.40 per common share (the "Over-allotment Option"). The Over-Allotment is subject to regulatory approval.

14.  ARRANGEMENT FEE

Subject to Olympus having received all necessary regulatory approvals, including without limitation, the requisite TSX Venture Exchange approval, in consideration of the services of Dragon arranging the Loan and the Equity
Financing, Olympus agrees to remunerate Dragon as follows:

     (a)  to pay to Dragon on the closing date of the Equity Financing a cash commission (the "Cash Commission") of US$350,000 (provided that Dragon exercises the Over-allotment Option and arranges for the sale of
          17,000,000 common shares of Olympus), which Commission is in consideration for Dragon arranging the Loan and the Equity Financing;
          and

     (b)  To issue to Dragon or is nominee one non-transferable share purchase warrant for every 10 common shares sold pursuant to the Equity
          Financing, with each Warrant entitling Dragon or such nominee to purchase an additional common share of Olympus at an exercise price of
          CDN$0.40 per share for a period of one year from the date of closing of the Equity Financing. The Warrants are issuable as partial consideration fro Dragon arranging the Equity Financing.

If less than 17,000,000 common shares of Olympus are sold pursuant to the Equity
Financing, including the Over-Allotment Option, the Cash Commission shall be reduced to a product derived from multiplying 350,000 by a fraction having the number of Olympus common shares subscribed for pursuant to the Equity Financing as the numerator and the 17,000,000 as the denominator.

15.  LIMITED LIABILITY

This Commitment shall not be personally binding upon and resort shall not be had to, nor shall recourse or satisfaction be sought from the private property of any of the directors of Dragon, the Lenders, the Borrower to Olympus, shareholders of Dragon, the Lenders, the Borrower or Olympus, the holders of securities exchangeable into common shares of Dragon, he Lenders, the Borrower or Olympus or the officers, employees or agents of Dragon, the Lenders, the
Borrower or Olympus.

16.  TIME FOR ACCEPTANCE

This Commitment shall be accepted by Olympus and returned to Dragon not later than December 22, 2004, failing which this Commitment shall become null and void, without further notice.

DRAGON CAPITAL MARKETS LIMITED

/s/ Dominic Scijven
-------------------------------------
Dominic Scijven
Title: Director

     I have the authority to bind Dragon.

               ACCEPTANCE

We hereby accept and agree to be bound by the terms and conditions set out in this Commitment on this 20 day of December, 2004

     OLYMPUS PACIFIC MINERALS INC.

Per: /s/ Joseph J Baylis
     --------------------------------
     Name: Joseph J Baylis
     Title: Director, President & CEO

Per:
     --------------------------------
     Name:
     Title:

     [I][We] have the authority to bind Olympus